EXHIBIT 99.1

                                  NEWS RELEASE

                                                               Company Contacts:
                                       Investors: Frank Hopkins or Chris Paulsen
                                      Media and Public Affairs:   Susan Spratlen
                                                                  (972) 444-9001


              Pioneer Board of Directors Appoints New Board Member

Dallas, Texas, August 11, 2005 -- Pioneer Natural Resources Company (NYSE:PXD) today announced that Frank A. Risch has been appointed to its Board of Directors, effective immediately. Mr. Risch will serve as an independent director under the board's appointment until he stands for election at Pioneer's annual shareholder meeting to be held in 2007 and will be a member of the audit and the nominating and corporate governance committees of the board. Pioneer currently has two board members who will reach mandatory retirement age before the 2006 annual shareholders' meeting and is supplementing the board in advance of the retirements, keeping a balance of technical, legal and financial expertise.

After nearly 38 years with Exxon Mobil Corporation, Frank Risch retired as Vice President and Treasurer in June 2004. Mr. Risch joined Exxon Corporation in 1966 as a financial analyst and subsequently held positions in finance, planning, and marketing with Exxon and its operating affiliates in the U.S. and abroad. He received a B.S. degree in business administration in 1964 from Pennsylvania State University and an M.S. degree in industrial administration in 1966 from Carnegie Mellon University.

He serves on the Business Board of Advisors of the Tepper School of Business at Carnegie Mellon University. He is active in civic and community organizations, serving as a Vice Chairman of the Dallas Zoological Society, Chairman of the Finance Committee and Treasurer of the Dallas Theater Center and as a member of the Board of Directors of Dallas CASA (Court Appointed Special Advocates). He is a member of the Financial Executives Institute, the World Affairs Council of Greater Dallas and the Dallas Committee on Foreign Relations.

"We are honored that Frank has agreed to join our Board of Directors," stated Scott D. Sheffield, Pioneer's Chairman and CEO. "With his substantial oil and gas experience, Frank brings relevant knowledge of the industry and an important financial perspective, one of several perspectives that we believe are critical to effective corporate governance."

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Argentina, Canada, Equatorial Guinea, Nigeria, Sao Tome and Principe, South Africa and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.



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